                                                               EXHIBIT (a)(3)(D)



                            DAMSON/BIRTCHER PARTNERS
                                27611 La Paz Road
                         Laguna Niguel, California 92656

                                January 16, 2002


Limited Partners of Damson/Birtcher Realty Income Fund I


Dear Limited Partner:

Enclosed is a Supplement, dated January 16, 2002, to the Going Private Statement, dated December 4, 2001, that we previously sent to you and the other Limited Partners. The Going Private Statement relates to the offer from the Partnership and the General Partner to distribute to you your full share of the remaining funds held by the Partnership in return for your agreement not to participate in ongoing lawsuits pending against the Partnership, the General Partner and others. We have prepared the Supplement in response to comments from the United States Securities and Exchange Commission.

The Supplement contains additional information regarding the offer. In order to allow you time to consider the information in the Supplement, we have extended until February 28, 2002 the deadline for accepting the offer. If you have previously accepted the offer, you may revoke your acceptance by following the procedures referred to in the Supplement under the caption "REVOCATION OF ACCEPTANCES." If you previously accepted the offer and do not wish to revoke it, you need not do anything further to confirm your acceptance.

Yours very truly,



DAMSON/BIRTCHER PARTNERS
GENERAL PARTNER

                        SUPPLEMENT DATED JANUARY 16, 2000

                                       to

                             GOING PRIVATE STATEMENT

                               ------------------


             OFFER TO SETTLE BY DAMSON/BIRTCHER REALTY INCOME FUND I


                               ------------------

       THE OFFER AND ALL WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW
                       EXPIRE AT 5:00 P.M., CENTRAL TIME,
      ON FEBRUARY 28, 2002, UNLESS THE OFFER IS EXTENDED FURTHER OR RENEWED

                               ------------------


        This Supplement (this "Supplement") is being furnished to the limited partners and other holders of limited partner interests (collectively, the "Limited Partners") in Damson/Birtcher Realty Income Fund I, a Pennsylvania limited partnership (the "Partnership"), in connection with the Notice of Offer to Settle Class and Derivative Action Claims (the "Offer Notice") and related Settlement Agreement and Release (the "Settlement Agreement") and Going Private Statement, dated December 4, 2001 (the "Going Private Statement"), previously sent to the Limited Partners.

        By means of the Offer Notice, the Partnership is offering to pay and distribute to the Limited Partners their full ratable share of the remaining funds held by the Partnership in return for their agreement to settle purported class action and derivative lawsuits pending against the Partnership, Damson/Birtcher Partners, a California partnership, the Partnership's general partner ("General Partner"), and other named defendants. As part of the Partnership's offer, the General Partner will pay each Limited Partner who accepts the offer $1.00 in exchange for an assignment of the Limited Partner's residual interest in the Partnership representing the right of the Limited Partner to participate in any future settlement amount or award to the plaintiffs in the pending lawsuits or any similar lawsuits. The terms of the offer to settle are described in the Offer Notice, the Settlement Agreement and the Going Private Statement, which together constitute the offer to settle (the "Offer to Settle").

        THIS SUPPLEMENT CONTAINS IMPORTANT INFORMATION AND YOU ARE URGED TO READ THIS SUPPLEMENT CAREFULLY. THIS SUPPLEMENT IS PART OF AND SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO SETTLE.

        NEITHER THE OFFER TO SETTLE NOR THIS SUPPLEMENT HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER TO SETTLE OR THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR THE GENERAL PARTNER.

        THE GENERAL PARTNER MAKES NO RECOMMENDATION AS TO WHETHER LIMITED PARTNERS SHOULD ACCEPT THE OFFER TO SETTLE, AND NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION ON THE PARTNERSHIP'S BEHALF.

        The Offer to Purchase is supplemented by the following:

        FAIRNESS CONSIDERATIONS

        The Going Private Statement, in response to the Question "DOES THE GENERAL PARTNER BELIEVE THE OFFER TO SETTLE IS FAIR?" on page 5 thereof, sets forth the reasons why the General Partner believes that the Offer to Settle is fair to the Limited Partners. In stating the reasons why it considers the Offer to Settle to be fair, the General Partner is speaking on behalf of the Partnership and on its own behalf, and is referring to the fairness of the Offer to Settle to the unaffiliated Limited Partners (that is, Limited Partners that are not affiliated with the General Partner). All references in the Going Private Statement to the fairness of the Offer to Settle mean the fairness to the unaffiliated Limited Partners.

        In reaching its determinations regarding the fairness of the Offer to Settle to the unaffiliated Limited Partners, the General Partner, on behalf of the Partnership and on its own behalf, considered, among other factors described in the Going Private Statement, the following:

        - Current and historical market prices -- There is no active trading market for the Limited Partner interests, so no comparison was made between any current or historical market prices of the Limited Partner interests and the amount of Partnership distributions to be received by a Limited Partner who accepts the Offer to Settle.

        - Net book value -- Limited Partners who accept the Offer to Settle will receive a distribution of their full ratable share of Partnership funds as of December 31, 2001, or $64.57 for each $1,000 interest in the Partnership. This equals the net book value of the interests as of December 31, 2001.

        - Going-concern value -- The Partnership has sold all of its properties and is in the process of winding up. As such, it has no business or operations other than the administration of the remaining proceeds from the sale of its properties and the defense of the pending lawsuits. The General Partner believes, therefore, that the Partnership has no going-concern value.

        - Liquidation value -- The Partnership's sole remaining assets consist of cash representing the proceeds from the sale of the Partnership's properties. The liquidation value of the Partnership's assets, therefore, is equivalent to the book value of its assets (less any costs of liquidation). Limited Partners who accept the Offer to Settle will receive their full share of the Partnership funds, which is equivalent to their share of the book value of the Partnership's and its liquidation value.

        - Purchase Offers -- No firm offers have been received in the past two years from any unaffiliated person to purchase all or substantially all of the Partnership's assets or any controlling interest in the Partnership, so no such offers were considered by the General Partner in determining that the Offer to Settle is fair, from a substantive standpoint, to the unaffiliated Limited Partners. As noted in the Going Private Statement, the General Partner also believes that the Offer to Settle is fair to the unaffiliated Limited Partners from a procedural standpoint. In reaching this determination, the General Partner considered, among the other factors cited in the Going Private Statement, that there was nothing to preclude a third party from offering to purchase the remaining assets of the Partnership. The General Partner believes it is unlikely that any such offer will emerge, however, since the Partnership has no ongoing business or operations and has no assets other than cash.

        We remind you that, as described in the Going Private under the caption "5. CONFLICT OF INTEREST AND POSITION OF THE GENERAL PARTNER," the General Partner has an inherent conflict of interest with respect to the Offer to Settle and makes no recommendation as to whether you should accept the Offer to Settle.

        CERTAIN EFFECTS OF THE OFFER

        The claims alleged in the lawsuits pending against the Partnership, the General Partner and the other defendants that are the subject of the Offer to Settle are in the nature of derivative claims or purported class actions, in which each Limited Partner is a potential claimant or putative class member. The General Partner believes that the Offer to Settle, to the extent it is accepted, will reduce the number of potential claimants and putative class members and, therefore, that the potential liability of the defendants will be reduced for each Limited Partner who accepts the Offer to Settle. To the extent it is accepted by Limited Partners, the Offer to Settle may benefit the General Partner and the other defendants. This potential benefit cannot be quantified, however.

        As part of the Offer to Settle, the General Partner is offering to pay Limited Partners who accept the Offer to Settle the nominal amount of $1.00 in exchange for an assignment of their residual interest in the Partnership. The General Partner, however, will not receive any allocation of profit, loss or other tax items of the Partnership with respect to the residual Limited Partner interests. Also, since each Limited Partner who accept the Offer to Settle will receive a distribution from the Partnership of his or her full ratable share of Partnership funds, the General Partner will not receive any future Partnership distribution by reasons of the residual Limited Partner interests. The General Partner believes, however, that, in the event of an eventual award in the pending lawsuits on the derivative claims, the General Partner would be entitled to share in the award. This would have the effect, presumably, of reducing any liability of the General Partner on the award.

        The General Partner has no current interest in the net book value or net earnings of the Partnership, and the General Partner believes that, other than as described above, the Offer to Settle will have no benefit or detriment to the Partnership or the General Partner or its affiliates.

        STATUS OF ACCEPTANCE OF OFFER TO SETTLE

        By December 28, 2001, the deadline for Limited Partners to accept the Offer to Settle in order not to receive any Partnership K-1 reports after 2001, the Partnership had received acceptances of the Offer to Settle from approximately 480 Limited Partners whose total interests in the Partnership represented approximately 4.66% of the original interests of all Limited Partners. We completed the Offer to Settle and sent to these settling Limited Partners their ratable share of Partnership funds as of December 31, 2001. After December 28, 2001 and through January 11, 2002, the Partnership had received acceptances of the Offer to Settle from an additional 264 Limited Partners whose total interests in the Partnership represented approximately 3.58% of the original interests of all the Limited Partners. We do not intend to complete the Offer to Settle with these Limited Partners until February 28, 2002, the extended expiration date of the Offer to Settle. Until then, these Limited Partners, and any Limited Partners who subsequently accept the Offer to Settle, may revoke their acceptance as described below.

        REVOCATION OF ACCEPTANCES

        Any Limited Partner who accepted the Offer to Settle after December 28, 2001, or who subsequently accepts the Offer to Settle before February 28, 2002, may revoke his or her acceptance by following the procedures described on page 12 of the Going Private Statement under the caption "3. REVOCATION RIGHTS."

        Limited Partners who previously accepted the Offer to Settle and who do not wish to revoke their acceptance need not take any action in response to this Supplement. Limited Partners who have accepted or subsequently accept the Offer to Settle and do not revoke their acceptance will be distributed their ratable share of Partnership funds promptly following February 28, 2002.

                                  *     *     *

        Any questions or requests for assistance or for additional copies of this Supplement, the Offer Notice, the Settlement Agreement or the Going Private Statement may be directed to the Information Agent at its address and the telephone number set forth below. To confirm delivery of your acceptance of the Offer to Settle, you also are directed to contact the Information Agent.

                The Information Agent for the Offer to Settle is:

                          ACS Securities Services, Inc.

                         Attn: Damson/Birtcher Partners
                           3988 N. Central Expressway
                              Building 5, 6th Floor
                                Dallas, TX 75204
                                       or
                                 Call Toll Free
                                 (888) 387-5387